Exhibit 10.1

EXECUTION COPY

$115,000,000

CREDIT AGREEMENT

Dated as of February 23, 2007,

Among

HUGHES NETWORK SYSTEMS, LLC

and

HNS FINANCE CORP.,

as Co-Borrowers,

THE LENDERS PARTY HERETO,

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

and

BEAR, STEARNS & CO. INC.,

as Syndication Agent

BEAR, STEARNS & CO. INC.,

as Lead Arranger and Bookrunning Manager

TABLE OF CONTENTS

ARTICLE I.

Definitions

SECTION 1.01	Defined Terms	1
SECTION 1.02	Terms Generally	13

ARTICLE II.

The Credits

ARTICLE III.

Representations and Warranties

i

SECTION 3.18	Communications Licenses, etc.	28
SECTION 3.19	Use of Proceeds.	28

ARTICLE IV.

Conditions of Lending

ARTICLE V.

Affirmative Covenants

ARTICLE VI.

Events of Default

SECTION 6.01	Events of Default	33
SECTION 6.02	[Reserved]	35

ARTICLE VII.

The Agents

ARTICLE VIII.

Miscellaneous

ARTICLE IX.

Guarantees

SECTION 9.01	Guarantee	47
SECTION 9.02	Limitation on Subsidiary Loan Party Liability.	48
SECTION 9.03	Subsidiary Loan Parties May Consolidate, etc., on Certain Terms.	48
SECTION 9.04	Releases.	49

Annexes, Exhibits and Schedules

Annex A
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire

Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.12	Taxes

CREDIT AGREEMENT dated as of February 23, 2007, (this “Agreement”), among HUGHES NETWORK SYSTEMS, LLC, a Delaware limited liability company (the “Borrower”), HNS FINANCE CORP., a Delaware corporation (“HNS Finance” and, together with the Borrower, the “Co-Borrowers”), the LENDERS party hereto from time to time, BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, BEAR, STEARNS & CO. INC., as syndication agent (in such capacity, the “Syndication Agent”), and BEAR, STEARNS & CO. INC., as lead arranger and bookrunning manager (in such capacity, the “Lead Arranger”).

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans on the Closing Date in an aggregate principal amount not in excess of $115,000,000.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below and the terms defined in Section 1.01 of Annex A shall have the meanings specified therein, which terms defined in Section 1.01 of Annex A are hereby incorporated herein by reference:

“ABR” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; and “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Reference Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Exclusions” shall mean

(a) war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(i) any government or sovereign power (de jure or de facto),

(ii) any authority maintaining or using a military, naval or air force,

(iii) a military, naval or air force, or

(iv) any agent of any such government, power, authority or force;

(b) any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

(c) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(d) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency;

(e) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(f) electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

(g) willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

(h) an act of one or more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(i) any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes;

(j) loss of revenue, incidental damages or consequential loss;

(k) extra expenses, other than the expenses insured under such policy;

(l) third party liability;

(m) loss of a redundant component(s) that does not cause a transponder failure; and

(n) such other similar exclusions or modifications to the foregoing exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean the fee letter between the Administrative Agent and the Borrower dated as of February 6, 2007, as may be amended, restated, supplemented or otherwise modified from time to time.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Agent Parties” shall have the meaning assigned to such term in Section 8.17(c).

“Agents” shall mean the Administrative Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include all Exhibits and Schedules hereto.

“Apollo” shall mean Apollo Management, L.P. and its Affiliates.

“Applicable Margin” shall mean for any day with respect to any Loan, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan.

“Applicable Premium” means, with respect to Loans being prepaid on any prepayment date, the greater of (A) 1.0% of the outstanding principal amount of such Loans and (B) the excess of: (a) the present value at such prepayment date of (i) the prepayment price of the Loans on the first anniversary of the Closing Date (such prepayment price being set forth in the table appearing in Section 2.07(b) hereof) plus (ii) all required interest payments due on such Loans (assuming that the LIBO Rate through maturity would remain constant as of the date of the prepayment) through the first anniversary of the Closing Date (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points; over (b) the then outstanding principal amount of such Loans.

“Approved Fund” shall have the meaning assigned to such term in Section 8.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Senior Credit Agreement or the other Senior Loan Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Senior Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $500,000.

“Borrowing Multiple” shall mean $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed ; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“CD Assessment Rate” shall mean for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring time deposits at offices of such institution in the United States.

“CD Reserve Percentage” shall mean for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

A “Change of Control” shall mean:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(b) the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Borrower or any Parent of the Borrower; or

(c) the first day on which the Board of Directors of the Parent shall cease to consist of a majority of directors who are Continuing Directors.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 8.09.

“Closing Date” shall mean February 23, 2007, the date on which the Loans are originally made.

“Co-Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Commitments” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01. The aggregate amount of all Lender Commitments on the Closing Date is $115,000,000.

“Communications Licenses” shall mean, collectively, all FCC Licenses and all Foreign Licenses.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.11, 2.12, 2.13 or 8.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Continuing Directors” means, as of any date of determination, members of the Board of Directors of the Borrower who: (a) were members of the Board of Directors of the Borrower or the Parent on April 13, 2006; or (b) were either (i) nominated for election by the Board of Directors of the Borrower or the Parent, a majority of whom were directors on April 13, 2006 or whose election or nomination for election was previously approved by a majority of directors nominated for election pursuant to this clause (i) or who were designated or appointed pursuant to clause (ii) below, or (ii) designated or appointed by a Permitted Holder.

“Contributed SPACEWAY Assets” shall have the meaning assigned to such term in the Transaction Agreement.

“Debt Documents” shall mean, collectively, the Senior Note Indenture and the Senior Notes and any other agreements entered into in connection therewith.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“DIRECTV” shall mean The DIRECTV Group, Inc., a Delaware corporation.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Earth Station” shall mean any earth station of the Borrower or any of its Subsidiaries that is the subject of a license granted by the FCC.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 6.01.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any state thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender making a Loan to the Borrower, any withholding tax imposed by the United States that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) or is attributable to such Lender’s failure to comply with Section 2.13(e) with respect to such Loan except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.13(a) or Section 2.13(c).

“Facility” shall mean the Commitments and the extensions of credit made hereunder by the Lenders.

“FCC” shall mean the Federal Communications Commission or any governmental authority substituted therefor.

“FCC Licenses” shall mean all authorizations, licenses and permits, including experimental authorizations, issued by the FCC or any governmental authority substituted therefor to the Borrower or any of its Subsidiaries, under which the Borrower or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next  1/100 of 1%) of the quotations for the day of such transactions received by the Reference Lender from three Federal funds brokers of recognized standing selected by it.

“Fees” shall have the meaning assigned to such term in Section 2.08.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Licenses” shall mean all authorizations, orders, licenses, permits, approvals, consents, and rights issued to the Borrower or any of its Subsidiaries by any foreign Governmental Authority pursuant to any statute, rule, regulation or policy regarding the operation of channels of radio communications and/or the provisions of communications or telecommunications services (other than authorizations, orders, licenses or permits that are no longer in effect).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” means any guarantee of the obligations of the Co-Borrowers under this Agreement by any Person in accordance with the provisions of this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“HNS Finance” shall have the meaning assigned to such term in the preamble hereto.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 8.05(b).

“Ineligible Institution” shall mean the Persons identified in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such Person or Persons (or the Person or Persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information Memorandum” shall mean the Information Memorandum dated February 2007.

“In-Orbit Insurance” shall mean, with respect to any Satellite (or, if the entire Satellite is not owned by the Borrower or any Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in this Agreement.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Loan in accordance with Section 2.05.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a

Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing or at the time of any subsequent continuation or conversion, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.06 or 2.07 and Sections 2.04 and 2.09 of Annex A hereto; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Law” shall mean any treaty, intergovernmental arrangement, multinational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, determination or arbitration award, of any Governmental Authority.

“Lead Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 8.04.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next  1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Loan Documents” shall mean this Agreement and any promissory note issued under Section 2.06(e).

“Loan Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“Loan Parties” shall mean the Co-Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the loans made by the Lenders pursuant to this Agreement.

“Local Time” shall mean New York City time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Maturity Date” shall mean April 15, 2014.

“Maximum Rate” shall have the meaning assigned to such term in Section 8.09.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.15(c).

“Note” shall have the meaning assigned to such term in Section 2.06(e).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parent” shall mean, with respect to any Person, any direct or indirect parent company of such Person whose only material assets consist of the common Capital Stock of such Person.

“Participant” shall have the meaning assigned to such term in Section 8.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Holders” shall mean Hughes Communications, Inc. and its Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 8.17(b).

“Pro Forma Balance Sheet” shall have the meaning assigned to such term in Section 3.05(b).

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Reference Lender” shall mean Deutsche Bank A.G.

“Register” shall have the meaning assigned to such term in Section 8.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding, that taken together, represent more than 50% of the sum of all Loans outstanding.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Senior Note Indenture” shall mean the Indenture dated as of April 13, 2006, made by the Co-Borrowers, in favor of the Trustee thereunder, pursuant to which the Senior Notes were issued, as may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” shall mean the $450,000,000 in aggregate principal amount of unsecured senior notes due 2014 issued by the Co-Borrowers pursuant to the Senior Note Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subsidiary Loan Party” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Agreement, such Person ceases to be a Subsidiary Loan Party.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Total Assets” shall mean, with respect to any Person, the total consolidated assets of such Person and its Subsidiaries, as shown on the most recent balance sheet.

“Transaction Agreement” and “Transactions” shall have the meaning assigned to such terms in the Senior Credit Agreement as in effect on the date hereof.

“Treasury Rate” means with respect to the Loans, as of the applicable prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to the first anniversary of the Closing Date; provided, however, that if the period from such prepayment date to the first anniversary of the Closing Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

The Credits

SECTION 2.01 Commitments. Subject to, and upon, the terms and conditions set forth herein, each Lender having a Commitment severally agrees to make a Loan or Loans on the Closing Date to the Borrower in United States dollars in an aggregate principal amount equal to the respective Commitment made by such Lender.

SECTION 2.02 Loans and Borrowings. (a) Loans (i) shall be made on the Closing Date, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Commitment of such Lender and (iv) shall not exceed in the aggregate the total of all Commitments. The Commitments shall terminate upon the earlier of (i) the making of the Loans and (ii) 5:00 p.m. Local Time on the Closing Date. On the Maturity Date, all then unpaid Loans (which, for the avoidance of doubt, shall equal an aggregate principal amount of $115,000,000, less any repayments prior to the Maturity Date) shall be repaid in full.

(b) Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.11 or 2.13 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Loans. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by written notice not later than (i) 12:00 noon, Local Time three Business Days before the Closing Date, in the case of a Eurocurrency Borrowing and (ii) 12:00 noon, Local Time one Business Day before the Closing Date, in the case of an ABR Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated to the Administrative Agent by the Borrower.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute a reduction of such Borrowing.

SECTION 2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (x) in the case of a conversion into a Eurocurrency Borrowing or a continuation of a Eurocurrency Borrowing, three Business Days prior to such conversion or continuation date and (y) in the case of a conversion into an ABR Borrowing or a continuation of an ABR Borrowing, one Business Day prior to such conversion or continuation date. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing;

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06 Repayment of Loans; Evidence of Debt. (a) The Co-Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of Loans made hereunder, and the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07 Optional Prepayment.

(b) At any time prior to the first anniversary of the Closing Date, the Borrower may prepay the Loans, at its option, in whole at any time or in part from time to time, upon at least three Business Days’ prior notice (subject to breakage costs set forth in Section 2.12), at a prepayment price equal to 100% of the principal amount of the Loans prepaid plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable date of prepayment.

(c) On or after first anniversary of the Closing Date, the Borrower may prepay the Loans, at its option, in whole at any time or in part from time to time, upon not less than three Business Days’ prior notice (subject to breakage costs set forth in Section 2.12), at the prepayment prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Loans prepaid to the applicable prepayment date, if prepaid during the twelve-month period beginning on the anniversary of the Closing Date falling during the years indicated below:

Year	Percentage
2008	102%
2009	101%
2010 and thereafter	100%

SECTION 2.08 Fees.

The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Administrative Agent Fee Letter, at the times specified therein (the “Fees”). All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.09 Interest. (a) ABR Loans shall bear interest at the ABR plus the Applicable Margin.

(b) Eurocurrency Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall at the option of the Administrative Agent bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 8.08.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of (i) ABR Loans based on the Prime Rate or (ii) Loans in any jurisdiction where the relevant interbank market practice is to use a 365 or 366 day year). The applicable ABR, Adjusted LIBO Rate or LIBO rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such borrowing shall be made as an ABR Borrowing.

SECTION 2.11 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.11, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as applicable, notifies the Borrower of the

Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event incurred by such Lender. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.13 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(f) If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Sections 2.11, 2.12, or 2.13, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 8.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b) or 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 8.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 2.15.

SECTION 2.16 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III.

Representations and Warranties

The Borrower represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers. The Borrower and each of its Subsidiaries (a) is a limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02 Authorization. The execution, delivery and performance by the Borrower, and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, or limited liability company action required to be obtained by the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any such Subsidiary Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Subsidiary Loan Parties is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Subsidiary Loan Parties, other than Permitted Liens.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents, except for (a) such as have been made or obtained and are in full force and effect and (b) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Financial Statements.

(a) The Borrower has heretofore furnished to the Lenders copies of the Information Memorandum, which has been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change).

(b) The unaudited pro forma consolidated balance sheet and related statements of operations and cash flows of the Borrower, together with its consolidated Subsidiaries, as at September 30, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender (via inclusion in the Information Memorandum), have been prepared giving effect (as if such events had occurred on such date) to the Incurrence of the Loans. The Pro Forma Balance Sheet has been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(c) The Borrower has heretofore furnished to the Lenders the unaudited consolidated balance sheet of it and its consolidated subsidiaries as at September 30, 2006 and the related consolidated statements of operations, changes in consolidated equity and cash flows of it and its consolidated subsidiaries for the three and nine months ended September 30, 2006, in each such case, copies of which have heretofore been furnished to each Lender, except as disclosed in the Information Memorandum, have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments) applied consistently throughout the periods involved and Regulation S-X under the Securities Act of 1933, as amended, and present fairly the financial condition and results of operations of it and its subsidiaries, as of and on such dates set forth on such financial statements.

SECTION 3.06 No Material Adverse Change or Material Adverse Effect. Since September 30, 2006, other than as expressly disclosed in the Information Memorandum, there has been no event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) The Borrower and each of its Restricted Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns or possesses, or could obtain ownership or possession of or rights under, on terms not materially adverse to it, all patents, trademarks,

service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of their businesses, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08 Subsidiaries.

(a) Schedule 3.08 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) As of the Closing Date, no Subsidiary of the Borrower guarantees the obligations of the Co-Borrowers under the Senior Notes other than the Subsidiary Loan Parties.

SECTION 3.09 Litigation; Compliance with Laws. (a) As of the Closing Date except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Schedule 3.09, none of the Borrower, its Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any material real property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations. (a) None of the Borrower and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11 Investment Company Act. None of the Borrower and its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Tax Returns. Except as set forth on Schedule 3.12:

(a) Each of the Borrower and its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP;

(b) Each of the Borrower and its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of the Borrower and its Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.13 No Material Misstatements. (a) All written information (other than projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower, its Subsidiaries, and any transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the execution, delivery and performance of the Loan Documents by the Borrower and the Subsidiary Loan Parties or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) Any projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the execution, delivery and performance of the Loan Documents by the Borrower and the Subsidiary Loan Parties or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.14 Employee Benefit Plans. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: each of the Borrower, its Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law; no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; the present value of all benefit liabilities under each Plan of the Borrower, its Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans; no ERISA Event has occurred or is reasonably expected to occur; and none of the Borrower, its Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Each of the Borrower and its Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Environmental Matters.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws; (ii) none of the Borrower nor any of its Subsidiaries is subject to any claim or any other liability under any Environmental Law; and (iii) the Borrower and its Restricted Subsidiaries are not conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location.

(b) None of the Borrower nor any of its Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased real property or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Solvency. (a) Immediately after giving effect to the transactions contemplated on the Closing Date, (i) the fair value of the assets of the Borrower (individually) and its Subsidiaries on a consolidated basis, at a fair valuation, exceeded the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and its Subsidiaries on a consolidated basis was greater than the amount that will be required to pay the probable liability of the Borrower (individually) and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Borrower does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.17 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of its Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP; and (d) the Borrower and its Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices.

SECTION 3.18 Communications Licenses, etc.

(a) The Borrower and its Subsidiaries have all of the Communications Licenses necessary for the lawful conduct of their business as currently conducted, except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each material Communications License is validly issued and in full force and effect; (ii) none of the Borrower or its Subsidiaries is a party to or has any knowledge of any proceeding before any Governmental Authority to revoke, suspend, cancel, refuse to renew or modify, or impose a forfeiture or other sanction with respect to, any material Communications License; (iii) the Borrower has no reason to believe that any material Communications License will not be renewed in the ordinary course of business; (iv) the Borrower and its Subsidiaries are operating the facilities authorized under material Communications Licenses in accordance with their terms and such operation is in compliance with the applicable laws and regulations; and (v) no event has occurred which, after notice or lapse of time or both, reasonably would be expected to result in revocation, suspension, adverse modification, non-renewal or termination of, or any order of forfeiture with respect to, any material Communications License.

SECTION 3.19 Use of Proceeds.

The Borrower will use the proceeds of the Loans borrowed on the Closing Date to partially fund the purchase and/or construction of a satellite and/or the launch of a satellite, and/or for general corporate purposes and to pay certain fees and expenses related thereto and related to the Incurrence of the Loans and the negotiation of the Loan Documents.

ARTICLE IV.

Conditions of Lending

The obligations of the Lenders to make Loans on the Closing Date are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after the making of the Loans no Event of Default or Default shall have occurred and be continuing.

(d) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(e) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel for the Borrower, on or prior to the Closing Date in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and the Borrower hereby instructs its counsel to deliver such opinions.

(f) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i) and (ii) below:

(i) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(D) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such Person, threatening the existence of such Loan Party; and

(ii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iii) a copy of the articles of incorporation or limited liability agreement (or other equivalent governing documents), including all amendments thereto, of each Loan Party (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party

(g) The Lenders shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed by the Chief Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement.

(h) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP and U.S. and foreign local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

ARTICLE V.

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

Subject to Section 2.08 of Annex A hereto and Section 9.04, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its limited liability company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

SECTION 5.02 Insurance.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Borrower or any Restricted Subsidiary for which the risk of loss passes to the Borrower or such Restricted Subsidiary at or before launch, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter and (ii) at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), In-Orbit Insurance; provided that the insurance coverage specified in clauses (i)

and (ii) above will only be required to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Board of Directors of the Borrower to be in the best interests of the Borrower as evidenced by a resolution of the Board of Directors.

(b) With respect to each insurance policy required by Section 5.02(a), ensure that such insurance policy shall:

(i) contain no exclusions other than:

(A) Acceptable Exclusions; and

(B) such specific exclusions applicable to the performance of the Satellite (or portion, as applicable) being insured as are reasonably acceptable to the Board of Directors of the Borrower in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable;

(ii) provide coverage for all risks of loss of and damage to the Satellite; and

(iii) name the Borrower or the applicable Restricted Subsidiary as the named insured.

(c) In the event that the Borrower or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided under Section 2.04 of Annex A hereto.

SECTION 5.03 Taxes. Pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K if the Borrower is required to file such an Annual Report) after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and (commencing in fiscal year 2007) setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q if the Borrower is required to file such a Quarterly Report)

after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter of 2007), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and (commencing in fiscal year 2007) setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Restricted Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; and

(e) promptly after becoming aware of any Event of Default or Default, written notice thereof specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.

SECTION 5.05 Use of Proceeds. Use the proceeds of the Loans received by the Borrower in accordance with Section 3.19.

SECTION 5.06 Further Assurances.

(a) The Borrower will cause each Restricted Subsidiary that guarantees any Indebtedness of the Borrower or any Subsidiary Loan Party (excluding a guarantee of Indebtedness of a Restricted Subsidiary that is not a Subsidiary Loan Party issued by another Restricted Subsidiary that is not a Subsidiary Loan Party) to execute and deliver to the Administrative Agent a guarantee (by executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower) pursuant to which such Restricted Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Loans on a senior basis and all other obligations under this Agreement. Notwithstanding the foregoing, in the event any Subsidiary Loan Party is released and discharged in full from all of its obligations under guarantees of (1) each Senior Credit Agreement and (2) all other Indebtedness of the Borrower and its Restricted Subsidiaries, then the Guarantee of such Subsidiary Loan Party shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Subsidiary Loan Party under Section 2.01 of Annex A hereto, unless such Subsidiary Loan Party’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under the second paragraph of Section 2.01 of Annex A hereto.

(b) Each guarantee issued pursuant to Section 5.06(a) hereof will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally and shall be in a form reasonably satisfactory to the Administrative Agent and the Borrower. Each such guarantee shall be released in accordance with the provisions of Section 9.04 hereof.

SECTION 5.07 Compliance with Covenants in Annex A. Comply with the provisions of Article II of Annex A, which provisions are hereby incorporated herein by reference for the benefit of each of the Lenders and the Administrative Agent.

ARTICLE VI.

Events of Default

SECTION 6.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 30 days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 2.08 of Annex A;

(e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.07 and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) default shall be made in the due observance or performance by the Borrower or any Subsidiary Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c), (d) and (e) above) and such default shall continue unremedied for a period of 60 days after notice thereof from the Administrative Agent to the Borrower;

(g) the Borrower or any Significant Subsidiary shall fail to pay the principal of any Indebtedness (after any applicable grace periods) at the stated final maturity thereof (other than Indebtedness owing to a Restricted Subsidiary of the Company) or upon the acceleration of any such Indebtedness by the holders thereof because of default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary (except, in the case of any Significant Subsidiary, in a transaction permitted by Section 2.08 of Annex A); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Significant Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment; or

(k) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Subsidiary Loan Party that qualifies as a Significant Subsidiary denies or disaffirms its obligations under this Agreement or any Guarantee and such Default continues for 10 days;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 6.02 [Reserved].

ARTICLE VII.

The Agents

SECTION 7.01 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 7.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 7.03 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 7.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 7.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 7.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 7.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 7.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 6.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 7.10 Syndication Agent; Lead Arranger. Neither the Syndication Agent nor the Lead Arranger shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE VIII.

Miscellaneous

SECTION 8.01 Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower and its Subsidiaries, to it at Hughes Network Systems, LLC, 11717 Exploration Lane, Germantown, MD, Attention: Dean Manson, with a copy to Apollo Management, L.P., 9 West 57th Street, New York, New York 10019, Attention: Aaron J. Stone; and

(ii) if to the Administrative Agent, to Bear Stearns Corporate Lending Inc., 383 Madison Avenue, New York, NY, 10179, attention: Stephen Kampf; telephone: 212-272-9759; facsimile: 917-849-2127; email: skampf@bear.com.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.11, 2.13 and 8.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 8.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 8.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(C) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 6.01(b), (c), (h) or (i) has occurred and is continuing, any other Person; and

(D) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(E) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 6.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(F) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(G) the Assignee shall have paid to the Administrative Agent a processing and recordation fee of $3,500, unless such fee shall be waived by the Administrative Agent in its sole discretion.

For the purposes of this Section 8.04, “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 8.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry relating to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 8.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 8.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender, provided such Participant shall be subject to Section 2.14(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 to the extent such Participant fails to comply with Section 2.13(e) as though it were a Lender.

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(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 8.04(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding anything to the contrary in this Agreement, no participations shall be sold to, nor any Loans or Commitments assigned to Ineligible Institutions.

SECTION 8.05 Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and the Lead Arranger in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent and the Lead Arranger in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Lead Arranger).

(b) The Borrower agrees to indemnify the Administrative Agent, the Lead Arranger, each Lender and each of their respective directors, trustees, officers, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee (treating, for this purpose only, the Administrative Agent, the Lead Arranger, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property or any property owned, leased or operated by any predecessor of the Borrower or any of its Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 8.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, or any Lender. All amounts due under this Section 8.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 8.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.13, this Section 8.05 shall not apply to Taxes.

SECTION 8.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 8.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 8.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly affected thereby,

(ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii) extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.14(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release any of the Borrower or any Subsidiary Loan Party from its Guarantee, unless, in the case of a Subsidiary Loan Party, such release occurs in accordance with Section 9.04, without the prior written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 8.08 and any consent by any Lender pursuant to this Section 8.08 shall bind any assignee of such Lender.

SECTION 8.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 8.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 8.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

SECTION 8.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 8.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 8.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.16 Confidentiality. Each of the Lenders, and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 8.16 or (c) was available to such Lender or such Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 8.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 8.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 8.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 8.17 Direct Website Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section

8.17 shall prejudice the right of the Agents, the Lead Arranger or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 8.18 USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 8.19 Joint and Several Liability; Postponement of Subrogation; Borrower Representative.

(a) The obligations of the Co-Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Co-Borrower shall be liable for all of the Loan Obligations of the other Co-Borrower under this Agreement and the other Loan Documents. The liability of each Co-Borrower for the Loan Obligations of the other Co-Borrower under this Agreement and the other Loan Documents shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the Loan Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by such other Co-Borrower or any other Person against the Administrative Agent or any Lender or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other Co-Borrower or such Co-Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other Co-Borrower for the Loan Obligations, or of such Co-Borrower under this Section, in bankruptcy or in any other instance.

(b) Each Co-Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Loan Obligations and the permanent termination of all Commitments. Any amount paid to any Co-Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the Loan Obligations and the permanent termination of all Commitments shall be held in trust for the benefit of the Administrative Agent. In furtherance of the foregoing, for so long as any Loan Obligations or Commitments remain outstanding, each Co-Borrower shall refrain from taking any action or commencing any proceeding against the other Co-Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the Loan Obligations of the other Co-Borrower to the Administrative Agent or any Lender.

(c) HNS Finance hereby designates the Borrower as its representative and agent on its behalf for all purposes and actions hereunder and under the other Loan Documents. The Borrower hereby accepts such appointment. Each Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower as a notice or communication from all Co-Borrowers, and each Agent and each Lender may otherwise deal exclusively with the Borrower with respect to all matters relating to the Loan Documents.

ARTICLE IX.

Guarantees

SECTION 9.01 Guarantee. (a) Subject to this Article 9, each of the Subsidiary Loan Parties hereby, jointly and severally, irrevocably and unconditionally guarantees to each Lender and to the Administrative Agent and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Co-Borrowers hereunder or thereunder, that: (i) the principal of, premium, if any, fees and interest on, the Loans will be promptly paid in full when due, whether on the Maturity Date, by acceleration, prepayment or otherwise, and interest on the overdue principal of and interest on the Loans, if any, if lawful, and all other obligations of the Co-Borrowers to the Lenders or the Administrative Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Loans or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether on the Maturity Date, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Loan Parties will be jointly and severally obligated to pay the same immediately. Each Subsidiary Loan Party agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Loan Parties hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Co-Borrowers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Loan Party hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Co-Borrowers, any right to require a proceeding first against the Co-Borrowers, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in this Agreement.

(c) If any Lender or the Administrative Agent is required by any court or otherwise to return to the Co-Borrowers, the Subsidiary Loan Parties or any custodian, trustee, liquidator or other similar official acting in relation to either the Co-Borrowers or the Subsidiary Loan Parties, any amount paid to the Administrative Agent or such Lender, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Subsidiary Loan Party agrees that it will not be entitled to any right of subrogation in relation to the Lenders or the Administrative Agent in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Loan Party further agrees that, as between the Subsidiary Loan Parties, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Loan Parties for the purpose of this Guarantee. The Subsidiary Loan Parties will have the right to seek contribution from any non-paying Subsidiary Loan Party so long as the exercise of such right does not impair the rights of the Lenders under the Guarantee. In the event that the Borrower or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Agreement, if required by Section 5.06 hereof, the Borrower will cause such Domestic Subsidiary to comply with the provisions of Section 5.06 hereof and this Article IX, to the extent applicable.

SECTION 9.02 Limitation on Subsidiary Loan Party Liability.

Each Subsidiary Loan Party and each Lender, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Loan Party not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Subsidiary Loan Parties hereby irrevocably agree that the obligations of such Subsidiary Loan Party will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Loan Party that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Loan Party in respect of the obligations of such other Subsidiary Loan Party under this Article IX, result in the obligations of such Subsidiary Loan Party under its Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 9.03 Subsidiary Loan Parties May Consolidate, etc., on Certain Terms.

(a) Except as otherwise provided in Section 9.04 hereof, each Subsidiary Loan Party will not, and the Borrower will not permit any Subsidiary Loan Party to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Loan Party is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) such Subsidiary Loan Party is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Loan Party) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Loan Party or such Person, as the case may be, being herein called the “Successor Subsidiary Loan Party”);

(ii) the Successor Subsidiary Loan Party (if other than such Subsidiary Loan Party) expressly assumes all the obligations of such Subsidiary Loan Party under this Agreement and such Subsidiary Loan Party’s Guarantee pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Subsidiary Loan Party or any of its Subsidiaries as a result of such transaction as having been incurred by the Successor Subsidiary Loan Party or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iv) the Successor Subsidiary Loan Party (if other than such Subsidiary Loan Party) shall have delivered or caused to be delivered to the Administrative Agent an opinion of counsel, stating that such consolidation, amalgamation, merger or transfer comply with this Agreement.

(b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Loan Party, by joinder agreement, executed and delivered to the Administrative Agent and reasonably satisfactory in form to the Administrative Agent and the Borrower, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Subsidiary Loan Party, such Successor Subsidiary Loan Party will succeed to and be substituted for the Subsidiary Loan Party with the same effect as if it had been named herein as a Subsidiary Loan Party. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Agreement as the Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Guarantees had been issued at the date of the execution hereof.

(c) Notwithstanding the foregoing, (i) a Subsidiary Loan Party may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing such Subsidiary Loan Party in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Subsidiary Loan Party is not increased thereby and (ii) a Subsidiary Loan Party may merge, amalgamate or consolidate with another Subsidiary Loan Party or the Borrower.

SECTION 9.04 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Subsidiary Loan Party, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Loan Party, in each case to a Person that is not (either before or after giving effect to such transactions) the Borrower or a Restricted Subsidiary of the Borrower, then such Subsidiary Loan Party (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Loan Party) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Loan

Party) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Agreement and such Subsidiary Loan Party is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Senior Credit Agreement and any other Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower.

(b) Upon designation of any Subsidiary Loan Party as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Subsidiary Loan Party will be released and relieved of any obligations under its Guarantee.

(c) In the case of any Restricted Subsidiary which after the Closing Date, is required to Guarantee the Loans pursuant to Section 5.06(a) of this Agreement, upon the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Co-Borrowers or any Restricted Subsidiary of the Co-Borrowers or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Loans, such Subsidiary Loan Party will be released and relieved of any obligation under its Guarantee.

(d) A Guarantee also will be automatically released upon the applicable Subsidiary Loan Party ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

HUGHES NETWORKS SYSTEMS, LLC

By:	/s/ Grant Barber
Name:	Grant Barber
Title:	Executive Vice President and
Chief Financial Officer

HNS FINANCE CORP.

By:	/s/ Grant Barber
Name:	Grant Barber
Title:	Executive Vice President and
Chief Financial Officer

HNS REAL ESTATE, LLC

By:	/s/ Grant Barber
Name:	Grant Barber
Title:	Chief Financial Officer

HNS-SHANGHAI, INC.

By:	/s/ Grant Barber
Name:	Grant Barber
Title:	Chief Financial Officer

HNS-INDIA VSAT, INC.

By:	/s/ Grant Barber
Name:	Grant Barber
Title:	Chief Financial Officer

HUGHES NETWORK SYSTEMS INTERNATIONAL SERVICE COMPANY

By:	/s/ Grant Barber
Name:	Grant Barber
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent

By:	/s/ Keith Barnish
Name:	Keith Barnish
Title:	Executive Vice President

BEAR, STEARNS & CO. INC., as Syndication Agent and Lead Arranger

By:	/s/ Keith Barnish
Name:	Keith Barnish
Title:	Executive Vice President

[Signature Page to Credit Agreement]

Annex A

This Annex is incorporated by reference in, and deemed to be part of, the Credit Agreement dated as of February 23, 2007 (the “Agreement”), among Hughes Network Systems, LLC, a Delaware limited liability company, HNS Finance Corp., a Delaware corporation, the lenders party thereto from time to time, Bear Stearns Corporate Lending Inc., as administrative agent for the lenders, and Bear, Stearns & Co. Inc., as syndication agent, lead arranger and bookrunning manager. Terms used in this Annex and not defined herein shall have the meanings ascribed thereto in the Agreement, including in Section 1.01 thereof.

ARTICLE I.

Section 1.01 Certain Defined Terms. The following terms shall have the meanings specified below, and terms defined in the Agreement to which this Annex is attached shall have the meanings specified therein:

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Added Historical Adjustment” means, for purposes of calculating Adjusted EBITDA, (i) the writeoff of certain accounts receivable and capitalized software, (ii) insurance program costs, and (iii) certain legal expenses, in each case, in the amounts set forth in and as further described in the Offering Memorandum, but only to the extent such writeoff, insurance program costs, and legal expenses in such amount occurred in the consecutive four quarter period referred to in the definition of Debt to Adjusted EBITDA Ratio.

“Added Projected Adjustment” means with respect to any Person, without duplication and solely to the extent the calculation of Adjusted EBITDA includes any period commencing January 1, 2004 and ending on March 31, 2005, the sum of (x) payroll and benefits costs associated with employees terminated (voluntarily or involuntarily) in connection with the SPACEWAY program realignment and other restructuring initiatives as if such employees had been terminated on January 1, 2004, plus (y) the sum of (A) an assumed rate of cost recovery to the Borrower and its Restricted Subsidiaries equal to $3.0 million per calendar quarter less the actual rate of cost recovery to the Borrower and its Restricted Subsidiaries (to be calculated on a pro rata basis for any period less than one quarter) from DIRECTV for services performed under the SPACEWAY Services Agreement and (B) reduced non-labor direct costs from realignment of the SPACEWAY program, in each case as if the SPACEWAY Services Agreement had been executed and the realignment of the SPACEWAY program had been implemented on January 1, 2004; provided that in the event the definition of Debt to Adjusted EBITDA Ratio requires a calculation of Adjusted EBITDA for the consecutive four quarter period commencing January 1, 2004 or January 1, 2005, the Added Projected Adjustment shall equal $16,042,000 or $4,542,000, respectively. The calculation of the Added Projected Adjustment shall be performed in good faith by a responsible financial or accounting Officer of the Borrower in a manner consistent with the presentation of “Assumed Net Reduction of SPACEWAY Operating Costs” set forth in the Offering Memorandum and such calculation shall be set forth in an Officers’ Certificate signed by the Borrower’s chief financial officer and another Officer.

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“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(3) Consolidated Taxes; plus

(4) Consolidated Interest Expense; plus

(5) Consolidated Non-cash Charges; plus

(6) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges); plus

(7) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period $1.0 million; plus

(8) Added Historical Adjustment; plus

(9) Added Projected Adjustment;

less, without duplication,

(10) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); less

(11) Subtracted Historical Adjustment.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alpine” means Alpine Capital Corporation and any successor.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions),

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in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions in Section 2.08 of this Annex or any disposition that constitutes a Change of Control;

(c) for purposes of Section 2.04 of this Annex only, any Restricted Payment or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents or Investment Grade Securities by the Borrower or its Restricted Subsidiaries) that is permitted to be made, and is made, under Section 2.02 of this Annex;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Board of Directors of the Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower;

(g) any foreclosures on assets or property of the Borrower or its Subsidiaries;

(h) any sale of equipment or other assets in the ordinary course of business;

(i) any grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(j) any Event of Loss (except that any proceeds thereof shall be applied in the manner set forth in Section 2.04 of this Annex);

(k) any sale of assets pursuant to the Equipment Financing Agreements;

(l) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clauses (9) or (10) of the definition of Permitted Investments or clause (9) of the second paragraph of Section 2.02 of this Annex;

(m) any swap of owned or leased satellite transponder capacity for other satellite transponder capacity of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Borrower, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower; and

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(n) any swap of assets in exchange for services in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Borrower, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower.

“Asset Sale Offer” shall have the meaning assigned to such term in Section 2.04(c) of this Annex.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the Borrower and its Restricted Subsidiaries as reported in accordance with GAAP on the Borrower’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date, excluding any accounts receivable that were more than 90 days past due as of such balance sheet date; plus

(2) 65% of the book value of all inventory, net of reserves, owned by the Borrower and its Restricted Subsidiaries as reported in accordance with GAAP on the Borrower’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Subsidiary Loan Party described in the definition of “Contribution Indebtedness.”

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“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A 2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control Offer” shall have the meaning assigned to such term in Section 2.10 of this Annex.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements); and

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(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, without duplication, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs and transition expenses Incurred as a direct result of the transition of the Borrower to an independent operating company in connection with the Transactions) and fees, expenses or charges related to any offering of equity interests of such Person, Investment, acquisition or Indebtedness permitted to be Incurred by the Agreement (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after April 13, 2006 shall be excluded;

(3) the cumulative effect of a change in accounting principles during such period shall be excluded;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Borrower (except that no such determination shall be required for the asset dispositions comprising the Subtracted Historical Adjustment)) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

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(8) solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived (provided that this clause (8) shall not apply with respect to the Net Income of Hughes Escorts Communications Limited); provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person or a Restricted Subsidiary of such Person (subject to the provisions of this clause (8)), to the extent not already included therein;

(9) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any one-time non-cash compensation charges shall be excluded;

(12) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded; and

(13) the effects of purchase accounting as a result of the January 2006 Acquisition (as defined in the Offering Memorandum) shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 2.02 of this Annex only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary of the Borrower in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (4) or (5) of the definition of “Cumulative Credit.”

For purposes of calculating the amount of Restricted Payments permitted pursuant to clause (c)(i) of Section 2.02 of this Annex, the amount of Consolidated Net Income shall be reduced, without duplication, by amounts dividended to Parent for taxes pursuant to clause (11) of the second paragraph of Section 2.02 of this Annex (such calculation to be made on a quarterly basis).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, non-cash compensation, non-cash rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

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“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any parent of such Person in respect of such period in accordance with clause (11) of the second paragraph of Section 2.02 of this Annex, which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by senior management or the Board of Directors of the Borrower.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Subsidiary Loan Party in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and amounts applied to make a Restricted Payment in accordance with clause (2) of the second paragraph of Section 2.02 of this Annex) made to the capital of the Borrower or such Subsidiary Loan Party after the Closing Date; provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Borrower or such Subsidiary Loan Party, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the Loans with a Stated

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Maturity at least 91 days later than the Stated Maturity of the Loans, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Borrower for the period (taken as one accounting period) from and after April 1, 2006 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Borrower after April 13, 2006 from the issue or sale of Equity Interests of the Borrower or any Parent of the Borrower (excluding (without duplication) (i) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Senior Notes in compliance with Section 3.07(a) of the Senior Note Indenture) including Equity Interests (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after April 13, 2006 (other than (i) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock, the Cash Contribution Amount and contributions by a Restricted Subsidiary and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Senior Notes in compliance with Section 3.07(a) of the Senior Note Indenture), plus

(4) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Borrower or any Restricted Subsidiary after April 13, 2006 from:

(a) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Restricted Subsidiaries or to an employee stock ownership plan or trust established by the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (9) of the second paragraph of the covenant in Section 2.02 of this Annex),

(b) the sale (other than to the Borrower or a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (9) of the second paragraph of Section 2.02 of this Annex or to the extent such Investment constituted a Permitted Investment) or

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(c) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower after April 13, 2006, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (9) of the second paragraph of the covenant in Section 2.02 of this Annex or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4) and (5) above shall be determined in good faith by the Board of Directors of the Borrower and

(1) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(2) in the event of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Borrower.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries for the period from and after April 1, 2006 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date for which internal financial statements are available. In the event that the Borrower or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Consolidated Total Indebtedness obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter

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reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction, including, but not limited to, the execution or termination of any contracts, the reduction of costs related to administrative functions or the termination of any personnel, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Borrower’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Agreement. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any Parent of the Borrower (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

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(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the Maturity Date;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale so long as the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Senior Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Senior Notes (including the purchase of any Senior Notes tendered pursuant thereto); provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Equipment Financing Agreements” means (A)(1) the Master Purchase Agreement dated April 27, 1998, between the Borrower and Alpine, (2) the Master Equipment Lease dated April 21, 1998, between the Borrower and Alpine and (3) the Assignment Agreement dated April 27, 1998, between the Borrower and Alpine, (B) the equipment financing arrangements pursuant to the Master Performance and Counter-Indemnity between the Borrower and certain of its Subsidiaries and Barclays Technology Finance Limited, Barclays Technology Finance GmbH, Alpine Capital (Europe) Limited and Alpine Capital (Europe) Limited GmbH and related agreements, (C) the Master Purchase Agreement dated as of September 23, 2005 between the Borrower and Alpine, (D) any and all assignment agreements entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business as contemplated by clauses (A)(1) through (3), (B) and (C) of this definition, in each case, as the same may be refinanced, amended, modified, restated, renewed, supplemented or replaced, and (E) any agreements between the Borrower or any of its Restricted Subsidiaries and any third-party relating generally to the subject matter of the agreements set forth in clause (A), (B), (C) or (D) of this definition; provided that any agreements specified in clauses (D) or (E) of this definition are entered into on terms consistent with then prevailing market conditions.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after April 13, 2006 of Capital Stock or Preferred Stock of any Person (other than Disqualified Stock), other than:

(1) public offerings with respect to the Capital Stock of such Person registered on Form S-4 or Form S-8;

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(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) an issuance to any Subsidiary.

“Event of Loss” means any event that results in the Borrower or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Borrower or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Borrower or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Borrower as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Borrower or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower from:

(1) contributions to its common Capital Stock, and

(2) the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

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in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Borrower, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to manage exposure or protect such Person against fluctuations in currency exchange or interest rates.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money (including obligations in connection with Equipment Financing Agreements), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

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(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days; or (6) the financing of insurance premiums with the carrier of such insurance or take or pay obligations contained in supply agreements, in each case entered into in the ordinary course of business.

Notwithstanding anything in the Agreement, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Agreement.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Board of Directors of the Borrower, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Borrower and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions

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(excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant in Section 2.02 of this Annex:

(1) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by senior management or the Board of Directors of the Borrower.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Borrower, (i) in which the Borrower or a Restricted Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction); provided that in no event shall an agreement to sell or an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness (other than pursuant to the second or third paragraphs of Section 2.04(b) of this Annex) required to be paid as a result of such transaction

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(including to obtain any consent therefor), any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and the payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Amount” shall have the meaning assigned to such term in Section 2.04(c) of this Annex.

“Offer Period” shall have the meaning assigned to such term in Section 2.04(c) of this Annex.

“Offering Memorandum” means the final offering memorandum with respect to the Senior Notes dated as of April 6, 2006.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or any of the Borrower’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower or any of the Borrower’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower or any of the Borrower’s Restricted Subsidiaries, that meets the requirements set forth in the Agreement.

“Parent” means, with respect to any Person, any direct or indirect parent company of such Person whose only material assets consist of the common Capital Stock of such Person.

“Pari Passu Indebtedness” means:

(1) with respect to the Borrower, Loan Obligations and any Indebtedness which ranks pari passu in right of payment with Loan Obligations; and

(2) with respect to any Subsidiary Loan Party, its guarantee of Loan Obligations and any Indebtedness which ranks pari passu in right of payment with such Subsidiary Loan Party’s guarantee.

“Permitted Investments” means:

(1) any Investment in the Borrower or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Borrower, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

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(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 2.04 of this Annex or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on April 13, 2006 and any Investments made pursuant to binding commitments in effect on April 13, 2006;

(6) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate; provided that advances that are forgiven shall continue to be deemed outstanding;

(7) any Investment acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of Section 2.01 of this Annex;

(9) any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this clause (9) to the extent the proceeds of such sale received by the Borrower and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed $20.0 million, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this clause (10) to the extent the proceeds of such sale received by the Borrower and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) $40.0 million and (y) 7.0% of Total Assets of the Borrower at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Borrower or any Parent of the Borrower (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit;”

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(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant in Section 2.05 of this Annex (except transactions described in clauses (2), (6), (7), (8), (9), (13) and (14) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants in Section 2.01 of this Annex and Section 5.10 of the Agreement;

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Borrower;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(18) additional Investments in Joint Ventures of the Borrower or any of its Restricted Subsidiaries existing on April 13, 2006 in an aggregate amount not to exceed $15.0 million outstanding at any one time;

(19) Investments of a Restricted Subsidiary of the Borrower acquired after April 13, 2006 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by the covenant in Section 2.08 of this Annex after April 13, 2006 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(20) any Investment in the Senior Notes.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

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(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant in Section 2.01 of this Annex and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Borrower to exceed 1.50 to 1.00, and (B) Liens securing Indebtedness permitted to be Incurred pursuant to the Non-Guarantor Exception and clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (s) or (u) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (u)) of the second paragraph of the covenant in Section 2.01 of this Annex; provided that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and income and profits arising therefrom and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme); provided, further, that (i) in the case of the Non-Guarantor Exception and clause (s), such Lien does not extend to the property or assets of the Borrower or any Subsidiary of the Borrower other than a Restricted Subsidiary that is not a Subsidiary Loan Party and (ii) any Liens under clause (A) above securing Pari Passu Indebtedness or any Liens under clause (B) above securing Indebtedness permitted to be incurred pursuant to clause (b) of Section 2.01 of this Annex shall, in each case, be subordinated to the Liens in respect of the Senior Credit Agreement Obligations in accordance with (and otherwise subject to) an intercreditor agreement having terms consistent with the terms of the Intercreditor Agreement or such other terms that are reasonably acceptable to the Administrative Agent;

(7) Liens existing on April 13, 2006 and Liens created under the Senior Loan Documents;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower;

(9) Liens on assets or property at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Borrower or any Restricted Subsidiary of the Borrower;

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(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred in accordance with the covenant in Section 2.01 of this Annex;

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant in Section 2.01 of this Annex;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries or (ii) secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Borrower or any Subsidiary Loan Party;

(16) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s customer at the site at which such equipment is located;

(17) Liens or deposits made in the ordinary course of business in connection with insurance maintained by the Borrower and its Subsidiaries;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $5.0 million at any one time outstanding;

(22) Liens incurred pursuant to the Equipment Financing Agreements;

(23) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(24) Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums.

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“Person” or “person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Date” shall have the meaning assigned to such term in Section 2.04(c) of this Annex.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Senior Notes for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower or any Parent of the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Annex, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Borrower.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Satellite” means any satellite owned by the Borrower or any of its Restricted Subsidiaries and any satellite purchased by the Borrower or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Borrower or any Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

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“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Borrower dated as of February 28, 2006, as amended, modified or supplemented from time to time, in each case, in accordance with the Agreement.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Borrower or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The provisions applicable to pro forma transactions and Indebtedness set forth in the second paragraph of the definition of “Debt to Adjusted EBITDA Ratio” will apply for purposes of making the computation referred to in this paragraph.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means (i) the Amended and Restated Credit Agreement dated as of April 13, 2006, among the Borrower, the lenders party thereto, Bear Stearns Corporate Lending Inc., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bear Stearns & Co. Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “Senior Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different Borrower or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Senior Loan Documents” means the “Loan Documents” as such term is defined in the Senior Credit Agreement as in effect on the Closing Date.

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“Senior Credit Agreement Obligations” means, pursuant to the terms of the Senior Credit Agreement or any other Senior Loan Document, all amounts owing to the administrative agent or any lender thereunder.

“Similar Business” means any business or activity of the Borrower or any of its Subsidiaries currently conducted or proposed as of April 13, 2006, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“SPACEWAY Services Agreement” means the SPACEWAY Services Agreement between the Borrower and DIRECTV dated as of the April 22, 2005 for the provision of technical services to each other in connection with SPACEWAY assets, in each case as such agreement may be amended, modified or otherwise supplemented from time to time.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and the Loan Obligations and (b) with respect to any Subsidiary Loan Party, any Indebtedness of such Subsidiary Loan Party which is by its terms subordinated in right of payment to its guarantee of the Loan Obligations.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subtracted Historical Adjustment” means the gain on sale of real estate for purposes of calculating Adjusted EBITDA, in the amount set forth in and as further described in the Offering Memorandum, but only to the extent the adjustment for such gain occurred in the consecutive four quarter period referred to in the definition of Debt to Adjusted EBITDA Ratio.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transaction Documents” means the Transaction Agreement, Senior Loan Documents, the Debt Documents and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

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“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant in Section 2.02 of this Annex.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Borrower could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph in Section 2.01 of this Annex, or (2) the Debt to Adjusted EBITDA Ratio for the Borrower and its Restricted Subsidiaries would be less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

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“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

ARTICLE II.

Section 2.01 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing:

(1) the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Borrower for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 5.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by non-Subsidiary Loan Parties shall not exceed $40.0 million at any one time outstanding (the “Non-Guarantor Exception”).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) Indebtedness created under the Senior Credit Agreement and under the other Senior Loan Documents and the Incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness under any other Senior Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such Incurrence;

(b) Indebtedness created hereunder and under the other Loan Documents;

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(c) Indebtedness of the Borrower and its Restricted Subsidiaries existing on April 13, 2006 (other than Indebtedness described in clauses (a) and (b)), including, without limitation, the Indebtedness outstanding under the Senior Notes and guarantees thereof;

(d) (1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) any Acquired Indebtedness, provided, however, that the aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock incurred pursuant to this clause (d), when aggregated with the principal amount of all other Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $25.0 million and (y) 3.5% of Total Assets of the Borrower at the time of Incurrence;

(e) Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to drawn letters of credit and drawn bank guarantees issued in the ordinary course of business, including without limitation drawn letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of the Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the Loan Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Loan Party incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Subsidiary Loan Party, such Indebtedness is subordinated in right of payment to the guarantee of such Subsidiary Loan Party; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any

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such Indebtedness (except (x) to the Borrower or another Restricted Subsidiary or (y) a pledge of Indebtedness referred to in this clause (i) shall be deemed to be held by the pledgor and shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Agreement to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) Indebtedness (including reimbursement obligations with respect to drawn letters of credit and bank guarantees) in respect of drawn performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower and Preferred Stock of any Restricted Subsidiary of the Borrower not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $40.0 million at any one time outstanding;

(m) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of the Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loan Obligations or the guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Loan Obligations or such Subsidiary Loan Party’s guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Loan Obligations or the guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (r) and (s) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) at least 91 days later than the Maturity Date;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Loan Obligations or the guarantee of such Restricted Subsidiary, as applicable, such

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Refinancing Indebtedness is junior to the Loan Obligations or the guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Subsidiary Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Subsidiary Loan Party, or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the Loan Obligations, (B) the Senior Notes, or (C) any Secured Indebtedness, including the Senior Credit Agreement Obligations;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged or amalgamated into the Borrower or a Restricted Subsidiary in accordance with the terms of the Agreement; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation:

(1) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant; or

(2) the Debt to Adjusted EBITDA Ratio of the Borrower would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Senior Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) Contribution Indebtedness;

(s) Indebtedness of non-Subsidiary Loan Parties Incurred for working capital purposes and any refinancings of such Indebtedness; provided, however, that the aggregate principal

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amount of Indebtedness Incurred under this clause (s), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (s), does not exceed $25.0 million;

(t) Indebtedness of the Borrower or its Restricted Subsidiaries pursuant to the Equipment Financing Agreements;

(u) Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries under Capitalized Lease Obligations with respect to no more than three Satellites at any time; and

(v) Subordinated Indebtedness Incurred by the Borrower or any of the Subsidiary Loan Parties to finance the purchase, design, lease, construction, launch, launch insurance, in-orbit insurance or improvement of one of more Satellites (other than SPACEWAY 3) following the Closing Date; provided, however, that the aggregate amount of Subordinated Indebtedness Incurred under this clause (v), when aggregated with the principal amount of all other Subordinated Indebtedness then outstanding and Incurred pursuant to this clause (v), does not exceed $200.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Borrower shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof. Notwithstanding the foregoing, Indebtedness under the Senior Credit Agreement outstanding on April 13, 2006 (if any) will be deemed to have been incurred on such date in reliance on the exception provided by clause (a) above and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on April 13, 2006. Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

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Section 2.02 Limitation on Restricted Payments.

The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent of the Borrower, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Borrower or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant in Section 2.01 of this Annex); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant in Section 2.01 of this Annex; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after April 13, 2006 (including Restricted Payments permitted by clauses (1), (4), (6) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (i) the Cumulative Credit and (ii) 1.4 times Cumulative Interest Expense.

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The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Agreement;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any Parent of the Borrower or Subordinated Indebtedness of the Borrower or any Parent of the Borrower or any Subsidiary Loan Party in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the Cash Contribution Amount or the sale of any Disqualified Stock or Designated Preferred Stock or any Equity Interests sold to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Equity Interests of the Borrower or any Parent of the Borrower or contributions to the equity capital of the Borrower (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Subsidiary Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Borrower or any Subsidiary Loan Party which is Incurred in accordance with the covenant in Section 2.01 of this Annex so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith), (b) such Indebtedness is Incurred by the Borrower or by a Subsidiary Loan Party in respect of refinanced Indebtedness of a Subsidiary Loan Party and, in each case, is subordinated to the Loan Obligations, or the related guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) at least 91 days later than the Maturity Date, and (d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Borrower to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Borrower or any Parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower, any Parent of the Borrower or any Subsidiary of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement made after April 13, 2006; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $7.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year (commencing with 2006);

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provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed: (a) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Borrower to members of management, directors or consultants of the Borrower, any Parent of the Borrower and Restricted Subsidiaries of the Borrower (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus (b) the cash proceeds of key man life insurance policies received by the Borrower, any Parent of the Borrower (to the extent contributed to the Borrower) or the Restricted Subsidiaries of the Borrower after April 13, 2006; less (c) the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4); provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant in Section 2.01 of this Annex;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after April 13, 2006 and (b) to any Parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Borrower issued after April 13, 2006; provided, however, that (A) in the case of subclause (a) and (b) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant in Section 2.01 of this Annex and (B) the aggregate amount of dividends declared and paid pursuant to subclause (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Borrower, or contributed to the Borrower by any Parent, from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after April 13, 2006;

(7) the payment of dividends on the Borrower’s common Capital Stock (or the payment of dividends to any Parent of the Borrower to fund the payment by such Parent of the Borrower of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower from any public offering of common Capital Stock after April 13, 2006, other than public offerings with respect to common Capital Stock of the Borrower or any Parent of the Borrower registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(8) Investments that are made with Excluded Contributions;

(9) other Restricted Payments in an aggregate amount not to exceed $30.0 million;

(10) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries (other than to the extent such Investments were made pursuant to clause (9) above or pursuant to clauses (9) or (10) of the definition of Permitted Investments);

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(11) (a) for so long as the Borrower is a Flow Through Entity, payment of dividends or other distributions to any member of the Borrower in an amount, with respect to any period after April 13, 2006, (i) not to exceed the tax amount that the Borrower is required to distribute to its members pursuant to Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement as in effect on April 13, 2006 with respect to the Borrower for such period or (ii) in the event that Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement is no longer operable, equal to (A) the product of the amount of aggregate net taxable income allocated by the Borrower to such member of the Borrower for such period multiplied by the Presumed Tax Rate for such period less (B) the amount of dividends or other distributions, if any, received by such member from the Borrower during such period; and (b) if the Borrower is not a Flow Through Entity, payment of dividends or other distributions to any direct or indirect Parent of the Borrower that files a consolidated U.S. federal tax return that includes the Borrower and its subsidiaries in an amount not to exceed the amount that the Borrower and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrower and its Restricted Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(12) the declaration and payment of dividends to, or the making of loans to, any Parent of the Borrower (a) in amounts required for such entity to pay general corporate overhead expenses (including salaries, bonuses and benefits paid to management and employees of any Parent, directors’ and officers’ insurance premiums, audit fees and other costs associated with any Parent being a public company with a class of equity securities registered under the Exchange Act and professional and administrative expenses) for any direct or indirect parent entity of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (b) in amounts required for any Parent of the Borrower to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which were contributed to the Borrower or any of its Restricted Subsidiaries, (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower Incurred in accordance with the covenant in Section 2.01 of this Annex and (iii) that was incurred (A) to refund, refinance or defease Indebtedness of such Parent of the Borrower or the Borrower and (B) pursuant to the first paragraph or clause (n) of the second paragraph of the covenant in Section 2.01 of this Annex;

(13) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(14) payments to Permitted Holders for management, consulting, monitoring and advisory services in an aggregate amount not to exceed $1.0 million in any fiscal year, plus out of pocket costs and expenses incurred in connection with such services;

(15) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 2.04 and 2.09 of this Annex; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Borrower (or a third party to the extent permitted by the Agreement) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Loans as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Loans validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be; and

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(16) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including payments made pursuant to or as contemplated by the Transaction Documents, whether payable on the closing date of the Transactions or thereafter), or owed by any Parent of the Borrower, the Borrower or Restricted Subsidiaries of the Borrower to Affiliates, in each case to the extent permitted by the covenant in Section 2.05 of this Annex;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (9), (10), and (15), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Borrower.

As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 2.03 Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to: (a)(i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries; (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or (c) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries; except in each case for such encumbrances or restrictions existing under or by reason of:

(1) encumbrances or restrictions pursuant to this Agreement and contractual encumbrances or restrictions in effect on April 13, 2006, including pursuant to the Senior Credit Agreement and the other Senior Loan Documents;

(2) the Senior Note Indenture and the Senior Notes (and any exchange notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

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(4) any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants in Sections 2.01 and 2.06 of this Annex that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) other Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower or Preferred Stock of any Restricted Subsidiary of the Borrower that is Incurred subsequent to the Closing Date and permitted pursuant to the covenant in Section 2.01 of this Annex; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Loan Obligations (as determined in good faith by senior management or the Board of Directors of the Borrower);

(12) restrictions pursuant to the Equipment Financing Agreements; and

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Borrower, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock shall not be deemed a restriction on the ability to make

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distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 2.04 Asset Sales.

(a) The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Borrower) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of: (a) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Loan Obligations) that are assumed by the transferee of any such assets and from which the Borrower or any Restricted Subsidiary are released in writing, (b) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Restricted Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), and (c) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets of the Borrower at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

(b) Within 365 days after the receipt by the Borrower or any Restricted Subsidiary of the Borrower of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Borrower or such Restricted Subsidiary of the Borrower may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Borrower or any Subsidiary Loan Party shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Borrower will equally and ratably reduce Obligations under the Loans if the Loans are then prepayable or, if the Loans may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Loans that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Loan Party, in each case other than Indebtedness owed to the Borrower or an Affiliate of the Borrower,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

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(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Borrower or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further, that any such binding commitment to invest shall be subject to only customary conditions (other than financing).

Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities.

Any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of this Section 2.04(b) (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase Loans, as described in clause (1) above of this Section 2.04(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Borrower shall make an Asset Sale Offer (and, at the option of the Borrower, to holders of any Pari Passu Indebtedness) to purchase the maximum principal amount of Loans (and such Pari Passu Indebtedness) that is an integral multiple of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Agreement. The Borrower will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $15.0 million as provided in Section 2.04(c) of this Annex. To the extent that the aggregate amount of Loans (and such Pari Passu Indebtedness) tendered for prepayment pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for any purpose that is not prohibited by the Agreement. If the aggregate principal amount of Loans tendered for prepayment by Lenders exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans (and such Pari Passu Indebtedness) to be purchased as provided in Section 2.04(c) of this Annex. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) In the event that, pursuant to this Section 2.04, the Borrower is required to commence an offer to all Lenders to prepay the Loans (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Lenders and, at the option of the Borrower, to all holders of other Pari Passu Indebtedness. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Borrower will apply all Excess Proceeds (the “Offer Amount”) to the prepayment of Loans and such other Pari Passu

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Indebtedness (on a pro rata basis, if applicable and practicable) or, if less than the Offer Amount has been tendered for prepayment, all Loans and other Pari Passu Indebtedness tendered in response to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Borrower will send, by first class mail, a notice to the Administrative Agent, who will deliver such notice to the Lenders. The notice will contain all instructions and materials necessary to enable such Lenders to tender Loans for prepayment pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 2.04 and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) a statement that any Lender wishing to have its Loans repaid pursuant to such Asset Sale Offer must comply with this Section 2.04(c).

In order to accept any Asset Sale Offer, a Lender shall notify the Administrative Agent in writing at its address for notices contained in the Agreement prior to noon on the Business Day prior to the last day of the Offer Period of such Lender’s election to require the Borrower to prepay all or a portion of such Lender’s Loans pursuant to such Asset Sale Offer (which, in the case of any election to require less than all of such Lender’s Loans to be prepaid in such Asset Sale Offer, shall be in a minimum principal amount of $2,000 or an integral multiple thereof) and shall specify the amount of such Lender’s Loans which such Lender requests be prepaid in such Asset Sale Offer. In order to validly withdraw any election with respect to any Loans in any Asset Sale Offer, the Lender holding such Loans shall notify the Administrative Agent in writing at its address for notices contained in the Agreement prior to noon on the Business Day prior to the last day of the Offer Period of such Lender’s election to withdraw such Loans from such Asset Sale Offer, which notification shall include a copy of such Lender’s previous notification electing to have its Loans prepaid in such Asset Sale Offer and shall state that such election is withdrawn. The Administrative Agent shall from time to time, upon request by the Borrower, advise the Borrower of the amount of Loans that have accepted any Asset Sale Offer. If more Loans (and such Pari Passu Indebtedness) are elected to be prepaid pursuant to an Asset Sale Offer than the Borrower are required to prepay, the principal amount of the Loans (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so elected and the selection of the actual Loans for purchase will be made by the Administrative Agent on a pro rata basis to the extent practicable.

Section 2.05 Transactions with Affiliates.

The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.0 million, unless:

(a) such Affiliate Transaction is on terms that are not less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

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(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Borrower and/or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the covenant in Section 2.02 of this Annex and Investments under the definition of “Permitted Investments” in this Annex;

(3) the entering into of any agreement to pay, and the payment of, (i) management, consulting, monitoring and advisory fees and expenses to the Permitted Holders in an aggregate amount in any fiscal year not to exceed $1.0 million and (ii) expense reimbursement, in each case made pursuant to any agreement, or any agreement contemplated by such agreement, each as described under the caption “Certain relationships and related transactions” in the Offering Memorandum;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Borrower, any Parent of the Borrower or any Restricted Subsidiary of the Borrower;

(5) payments by the Borrower or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Borrower in good faith or (y) made pursuant to any agreement, or any agreement contemplated by such agreement, each as described under the caption “Certain relationships and related transactions” in the Offering Memorandum;

(6) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are (x) approved by a majority of the Board of Directors of the Borrower in good faith, (y) made in compliance with applicable law and (z) otherwise permitted under the Agreement;

(8) any agreement as in effect as of April 13, 2006 and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on April 13, 2006 as determined in good faith by senior management or the Board of Directors of the Borrower) or any transaction contemplated thereby;

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(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Agreement that are fair to the Borrower or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Borrower, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted under the Agreement, the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any director, officer, employee or consultant of the Borrower or any Parent of the Borrower;

(11) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(12) any contribution to the capital of the Borrower;

(13) transactions permitted by, and complying with, the provisions of the covenant in Section 2.08 of this Annex;

(14) transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(15) pledges of Equity Interests of Unrestricted Subsidiaries;

(16) any agreement entered into in compliance with Section 7.10 of the Second Amended and Restated Limited Liability Company Agreement, the procedures of which are described under the caption “Certain relationships and related transactions” in the Offering Memorandum; and

(17) any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(18) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Transaction Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (18) to the extent that the terms of any such amendments thereto, taken as a whole, or new agreement are not materially adverse to the Lenders; and

(19) the Transactions contemplated by the Transaction Documents and the payment of all fees and expenses related to the Transactions.

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Section 2.06 Liens.

The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property now owned or hereafter acquired by the Borrower or any such Restricted Subsidiary, or any income or profits therefrom unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the Loans or such guaranty under the Agreement of a Subsidiary Loan Party is secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the Loans or such guaranty under the Agreement of a Subsidiary Loan Party is equally and ratably secured;

provided that any Lien which is granted to secure the Loans or such guaranty under this Section 2.06 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loans or such guaranty under this Section 2.06.

Section 2.07 Limitation on Lines of Business.

The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

Section 2.08 Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under the Agreement and the Loan Obligations pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

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(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either (a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant in Section 2.01 of this Annex; or (b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction.

(5) each Subsidiary Loan Party, unless it is the other party to the transactions described above, shall have by written agreement, confirmed that its guarantee shall apply to such Person’s obligations under the Agreement; and

(6) if the Successor Company is not organized as a corporation after such transaction, HNS Finance Corp. or a successor corporation which is a Subsidiary of the Successor Company shall continue to be co-obligor of the Loan Obligations and shall have confirmed its obligations in writing under the Agreement.

The Successor Company (if other than the Borrower) will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the Agreement referring to the “Borrower” shall refer instead to the Successor Company and not to the Borrower). And may exercise every right and power of the Borrower under the Agreement with the same effect as if such successor Person had been named as the Borrower herein, and the Borrower will automatically be released and discharged from its obligations under the Agreement and the Loan Obligations, but in the case of a lease of all or substantially all of its assets, the Borrower will not be released from the obligations to pay the principal of and interest on the Loan Obligations.

Notwithstanding the foregoing, the Borrower may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This Section 2.08 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

Section 2.09 Change of Control.

(a) The Borrower covenants and agrees with each Lender that, so long as the Agreement shall remain in effect (except contingent indemnification obligations) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, within 30 days following any Change of Control, except to the extent the Borrower have previously elected to prepay Loans as described in Section 2.07 of the Agreement, the Borrower shall mail a notice (a “Change of Control Offer”) to the Administrative Agent (who shall deliver such notice to the Lenders):

(1) that a Change of Control has occurred and that each Lender has the right to require the Borrower to purchase such Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase;

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(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) a statement that any Lender wishing to have its Loans repaid pursuant to such Change of Control must comply with Section 2.09(d) of this Annex.

(b) Notwithstanding Section 2.09(a) of this Annex, the Borrower will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.09 applicable to a Change of Control Offer made by the Borrower and prepays all Loans validly tendered for prepayment and not withdrawn under such Change of Control Offer or (2) notice of prepayment has been given pursuant to Section 2.07 of the Agreement, unless and until there is a default in payment of the applicable prepayment price.

(c) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) In order to accept any Change of Control Offer, a Lender shall notify the Administrative Agent in writing at its address for notices contained in the Agreement prior to noon on the Business Day prior to the repurchase date set forth in Section 2.09(a)(3) of this Annex of such Lender’s election to require the Borrower to prepay all or a portion of such Lender’s Loans pursuant to such Change of Control Offer (which, in the case of any election to require less than all of such Lender’s Loans to be prepaid in such Change of Control Offer, shall be in a minimum principal amount of $2,000 or an integral multiple thereof) and shall specify the amount of such Lender’s Loans which such Lender requests be prepaid in such Change of Control Offer. In order to validly withdraw any election with respect to any Loans in any Change of Control Offer, the Lender holding such Loans shall notify the Administrative Agent in writing at its address for notices contained in the Agreement prior to noon on the Business Day prior to the repurchase date set forth in Section 2.09(a)(3) of this Annex of such Lender’s election to withdraw such Loans from such Change of Control Offer, which notification shall include a copy of such Lender’s previous notification electing to have its Loans prepaid in such Change of Control Offer and shall state that such election is withdrawn. The Administrative Agent shall from time to time, upon request by the Borrower, advise the Borrower of the amount of Loans that have accepted any Change of Control Offer.

Section 2.10 Restrictions on Activities of HNS Finance Corp. Other than in connection with or incident to its obligations relating to the Loans under this Agreement and its existence, HNS Finance will not hold any assets, become liable for any obligations or engage in any business activities, including, without limitation, any business activities that would be the subject of the covenants set forth in this Annex and in the Agreement; provided, however, that HNS Finance may be a co-obligor (or a guarantor) with respect to Indebtedness permitted to be Incurred by this Agreement if the Borrower

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is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Borrower or one or more of the Borrower’s Subsidiaries other than HNS Finance, including without limitation, Indebtedness under the Senior Credit Agreement and the Senior Notes. At any time after the Borrower or any successor entity is a corporation, HNS Finance may consolidate or merge with or into the Borrower or any Restricted Subsidiary.

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